Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-199432, and No. 333-222466) and Form S-8 (No. 333-195476, No. 333-208364, No. 333-212277 and No. 333-221082) of Net Element, Inc., of our report dated April 2, 2018, relating to the consolidated financial statements of Net Element, Inc. at and for the years ended December 31, 2017 and 2016, which appear in this Form 10-K.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

April 2, 2018